UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of

the Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALPHABET INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Google Diversity
Annual Report 2020

Contents
05 Introduction
06 Looking back. Stepping forward.
09 Data continues to inform our work
29 Responsible growth means scaling our efforts
37 Focusing on inclusion
49 Stepping forward: Building belonging at Google
GOOGLE DIVERSITY ANNUAL REPORT 2020

‘We made a wide array of investments to strengthen the diverse communities both within and outside Google.’

Introduction
My team is focused on building a workforce that better represents our users and our world, while ensuring that every employee feels like they truly belong at Google.
As you’ll see in this report, Google has made progress in several areas of hiring and retaining talented professionals from underrepresented groups. We also continued our work to understand the identities, intersectionalities, and experiences of Googlers worldwide. More broadly, we made a wide array of investments to strengthen the diverse communities both within and outside Google.
Looking forward, we will continue to use data-informed efforts to support diversity, equity and inclusion as we grow and scale — working to reach our goals even as we address disruptive challenges such as the COVID-19 pandemic.
Thank you for joining us on this journey.
Melonie Parker
Chief Diversity Officer
GOOGLE DIVERSITY ANNUAL REPORT 2020

Looking back.
Stepping forward.
Google’s mission to organize the world’s information and make it universally accessible and useful is as relevant today as it was when we were founded in 1998. We are now focused on building an even more helpful Google for everyone. We aspire to give billions of people the tools they need to increase their knowledge, health, happiness, and success.
Google is growing to fulfill that vision. In the past four years, we’ve doubled in size—today, we have more than 100,000 employees in 170 cities spanning nearly 60 countries. Operating at this scale brings an elevated level of responsibility to everything we do. We need a workforce that’s more representative of our users, and a workplace that creates a sense of belonging for everyone.
We need a workplace that creates a sense of belonging for everyone.

Over the last year we’ve seen progress in a number of areas. For the second year in a row, we continued to increase representation for women globally, and for Black+ and Latinx+ employees in the U.S. We saw the largest increase in our hiring of Black+ technical employees that we have ever measured. Job postings run through our bias removal tool resulted in an 11% increase in applications from women. We expanded a program for employees from underrepresented groups who were considering leaving, with 84% deciding to stay. And, to help ensure a brighter future for our entire industry, we built new pathways to tech for underserved communities across the globe.
We also continue to expand our data to reflect Googlers who choose to self-identify as LGBTQ+, as having a disability, or having military experience. This helps paint a more complete picture of our workforce.
Since we published our first Diversity Annual Report in 2014, the growth of underrepresented communities at Google continues to outpace our overall growth.
Recent progress is driven in part by a commitment to equip Google’s leaders with workforce data. In addition to the data, people managers work closely with our diversity experts to identify opportunities on their teams that are helping us meet our company-wide 2020 objective to “advance a diverse, accessible, and inclusive Google.”
This accountability is helping drive representation gains that signal that we’re moving in the right direction, but we must keep doing more to accelerate progress.
We’ve structured this report in three sections, looking at the data we rely on to drive and inform our work; why responsible growth means scaling our efforts; and how focusing on inclusion helps build a sense of belonging for all employees.
GOOGLE DIVERSITY ANNUAL REPORT 2020

1
Data continues to inform our work
GOOGLE DIVERSITY ANNUAL REPORT 2020

Data continues to inform our work
At Google, we use data to inform everything we do, from the way we develop products and services to the way we design our diversity, equity, and inclusion efforts. We use data to ensure fairness in our people processes and outcomes, and build a more representative workforce.
Looking at our own internal data as well as external data from the U.S. Equal Employment Opportunity Commission (EEOC), we know we have work to do to increase underrepresented talent in our workforce. As a result, we intentionally focus our efforts on hiring, progression and retention to increase representation for these communities. When we first started collecting race data, our efforts aligned with U.S. EEOC guidelines. However, we know that it’s important to measure race and ethnicity outside of the U.S. as well, which is why we are taking steps to collect race and ethnicity data globally through our voluntary self ID campaign.
Since we started sharing our data in 2014, we’ve seen large gains for women in tech globally1 and modest, steady gains in representation for communities that we focused on in the U.S.2 In 2019, we continued to take actions that widened our talent pool and ensured that underrepresented employees feel included in the fabric of Google’s culture. Looking at our data over time, we’re able to analyze and validate our methods, ensuring that we continue to drive progress.
Last year we saw the largest increase for Black+ representation at Google since we began publishing.
All gender data, unless otherwise stated, is global 2 All race data, unless otherwise stated, is U.S.
GOOGLE DIVERSITY ANNUAL REPORT 2020

Hiring
We pay close attention to how we attract and assess talent at every step of the recruitment and hiring process.
One way we’ve done this is to reduce bias in job descriptions. We took a look at historical data from over 6,000 job postings in an 18 month period to analyze word count ranges and language and how this affects applicants. One of our findings was that when a job qualifications summary is more than 54 words, women applicants decrease dramatically. As a result, we created a tool to help mitigate bias. Now, before a Google job description is posted, we analyze text as well as word count and remove words or phrases that could bias a candidate against applying. Postings that used this guidance saw an 11% increase in applications from women. Additionally, we’re improving how we assess candidates by evolving interview questions to ensure consistent, competency-based interviews every time.
We’re also shifting our focus from “culture fit” to “culture add” when evaluating candidates. We look to hire people with different backgrounds and a wide range of experiences. We focus on how a candidate would add to Google’s culture, not simply how they might fit. To date, more than 2,500 employees in 150 offices have taken our “Culture Add” training, with nearly 90% agreeing that the workshop inspired them to think about how a candidate would enhance Google’s culture.
When we look at hiring, we’re also thinking about geographic and socioeconomic diversity too. We’ve expanded our recruiting efforts from 75 schools to over 800 as we continue to invest in partnerships designed to bring more individuals of color and technical women to Google. In 2019, we hired from 15 Historically Black College & Universities, 39 Hispanic-Serving Institutions, and 9 women’s colleges in the U.S. We developed industry-ready skills through programs like Google in Residence and maintained high-touch engagement with executive tech women through International Women’s Day programs.
Google has likewise invested additional resources to increase representation of people with disabilities and veterans in our workforce. We’ve added resources in our staffing organization, begun working with new community partners, and increased our presence at conferences and online career fairs designed specifically for job seekers with disabilities. Additionally, we have a dedicated recruiting team to increase veteran representation across all of our business units.

Our data suggests that these strategies are producing results. In 2019, we saw:
The largest gains in Black+3 tech hiring in the
U.S. since we started publishing data
The largest increase in Black+ non-tech hiring in the U.S. since 2015, now representing the largest underrepresented racial group for non-tech hires
Globally, 40% of interns in tech roles were women and 24% of U.S. interns were Black+ and Latinx+
3 In last year’s Diversity Annual Report, we began counting multiracial people as a member of all the racial categories they identify with. To see this data using U.S. government reporting categories, view our EEO-1.
GOOGLE DIVERSITY ANNUAL REPORT 2020

Hires

* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards

2020 Diversity Annual Report


GENDER (GLOBAL)
32.5%
WOMEN
67.5%
MEN
RACE/ETHNICITY (U.S.)
48.5%
ASIAN+
5.5%
BLACK+
6.6%
LATINX+
0.8%
NATIVE AMERICAN+*
43.1%
WHITE+

2019 Diversity Annual Report


GENDER (GLOBAL)
33.2%
WOMEN
66.8%
MEN
RACE/ETHNICITY (U.S.)
43.9%
ASIAN+
4.8%
BLACK+
6.8%
LATINX+
1.1%
NATIVE AMERICAN+*
48.5%
WHITE+

14

Intersectional hiring
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
2020 Diversity Annual Report
2019 Diversity Annual Report
GOOGLE DIVERSITY ANNUAL REPORT 2020

Retention
While these gains in hiring are promising, they are only part of the story. We work hard to attract the best talent, and we work hard to retain talent. We hire people who are passionate about making a difference and once they are here, we want them to stay.
We expanded our retention equity program this past year to cover more underrepresented groups and more regions. This team works one-on-one with employee cohorts whose attrition rates are above-average. Through a mix of coaching, connecting individuals with mentors and sponsors, locating internal mobility opportunities, and providing emotional support, we retained 84% of employees who went through the program. We heard a range of stories from the individuals we supported, and used their anonymized insights to enhance Google’s systems and culture.
Looking at 2019 attrition data, we see both positive outcomes as well as areas where we need to focus. For example, Latinx+ attrition in the U.S. moved below the Google average, and women continue to have lower than average attrition rates overall. However, Native American+ attrition and Black+ women in the U.S. increased above average last year. These trends highlight the need to continue learning and innovating as we build and support communities across the company.
Latinx+ attrition in the U.S. moved below the Google average, and women continue to have lower than average attrition rates overall.

Attrition index by gender
2020 Diversity Annual Report
2019 Diversity Annual Report
GOOGLE DIVERSITY ANNUAL REPORT 2020

Attrition index by race/ethnicity
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
2020 Diversity Annual Report
2019 Diversity Annual Report

Intersectional attrition index
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
2020 Diversity Annual Report
2019 Diversity Annual Report
GOOGLE DIVERSITY ANNUAL REPORT 2020

Representation
Representation can be viewed as a simple equation: hiring minus attrition. Looking at our representation, it’s clear our work in hiring and retention is having an impact. In 2019, we continued to see increases in representation for women in tech globally. In the U.S., we also continued to see increases in Latinx+ and Black+ representation, including the largest increase in Black+ representation overall, and in technical roles, since we began publishing.
Representation can be viewed as a simple equation: hiring minus attrition.

GOOGLE DIVERSITY ANNUAL REPORT 2020 21

Workforce representation
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
2020 Diversity Annual Report
2019 Diversity Annual Report

Intersectional workforce representation
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
In some cases, due to rounding, the percentages for men and women may not add up exactly to the overall percentage for that racial/ethnic group. In those cases, we’ve adjusted the numbers to round down.
2020 Diversity Annual Report
2019 Diversity Annual Report
GOOGLE DIVERSITY ANNUAL REPORT 2020

Leadership representation
Leaders make decisions that affect the products we build, the people we serve, and the employees and culture of our company. Diverse leadership teams make better decisions, and in turn build a more helpful Google for everyone.
For the second year in a row, representation of women in leadership roles globally at Google grew 0.6 ppts, reaching 26.7%. We offer targeted career development programs, which provide coaching, community-building, mentorship, and advocacy to help women in leadership roles foster relationships with senior leaders and advance their careers.
Representation for Latinx+ Googlers in leadership in the U.S. also increased in 2019, due in part to programs focused on internal mobility. We dedicated more resources to leadership hiring, trained recruiters to think more holistically about candidate profiles, and sponsored events to build meaningful relationships with potential candidates.
Diverse leadership teams make better decisions, and in turn build a more helpful Google for everyone.

GOOGLE DIVERSITY ANNUAL REPORT 2020

Leadership representation
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
2020 Diversity Annual Report
2019 Diversity Annual Report

Intersectional leadership representation
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
In some cases, due to rounding, the percentages for men and women may not add up exactly to the overall percentage for that racial/ethnic group. In those cases, we’ve adjusted the numbers to round down.
2020 Diversity Annual Report
2019 Diversity Annual Report
GOOGLE DIVERSITY ANNUAL REPORT 2020

2
Responsible growth means scaling our efforts

Responsible growth means scaling our efforts
As Google continues to grow, we have a responsibility to scale our diversity, equity, and inclusion initiatives and increase pathways to tech in the cities, sites, and countries Google calls home. Here’s how we’re approaching that work.
We are focused on growing responsibly and investing in productive, long-term solutions. When we step back and look at our progress, we see that underrepresented communities within Google have grown significantly faster than the growth rate of Google as a whole. For example, since we began reporting in 2014, representation of women in tech has grown from 16.6% to 23.6% of our global tech workforce and representation of Black+ Googlers in the U.S. has grown from 2.4% to 3.7%. Given Google’s growth rate, this progress represents thousands of new underrepresented employees joining our ranks in the last six years.
* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as a categorized by U.S. government reporting standards
2014-2020 intersectional headcount growth rate

Google is also invested in building a robust, diverse talent pool to support our industry’s growth today, and in the future. Consider this: someone born in 1998, the year Google was founded, is only now completing tertiary education. Preparing the next generation workforce for the increasingly technical nature of work requires long-term partnerships with government, educational institutions, policymakers, and community organizations. Google.org, our philanthropic foundation, has prioritized educational access to science, math, and technical skills as one of three main areas of focus.
Responsible growth means looking beyond the demands of Google, and the tech industry itself, to consider how tech’s high-growth trajectory impacts and intersects with the unique cultural fabric and challenges of the cities and countries we work in.
We’re building pathways for underrepresented talent to join the tech industry—not just in computer science, but also in non-technical roles. Growing talent pools is critical to keep pace with industry demands over the next 15 years. This is why we’re committed to making sure the educational pathways that will bridge skill gaps and fill new tech roles are accessible to everyone. This includes an increased focus on metropolitan markets around the world.
In the U.S., data from the Kapor Center shows high-poverty and high-minority schools offer advanced placement computer science courses at a rate 12x lower than wealthier schools with predominantly white and Asian students, resulting in lower participation rates among underrepresented students. Additionally, our data shows that Black+ students in the U.S. are less likely to have classes dedicated to computer science at the school they attend. In the U.K., data from the Royal Academy of Engineering shows that 71% of white engineering graduates find full-time jobs after six months compared with 51% of Black and minority ethnic students. These issues are systemic, and it’s our responsibility to help address them and invest back into the infrastructure that supports our growth.
We’re committed to making sure the educational pathways that will bridge skill gaps and fill new tech roles are accessible to everyone.
GOOGLE DIVERSITY ANNUAL REPORT 2020

Building pathways to tech for everyone
One of the ways we help grow representative talent pools is to deepen our partnerships with organizations that serve underrepresented communities.
In Ireland, women pursuing a computer science or related degree were awarded Google’s WTM Irish university scholarship to support the duration of their undergraduate studies. The goal of this scholarship is to improve the representation of women in technical fields.
More than 1,300 women in Latin America have been trained on web development and UX design through a Laboratoria bootcamp supported by Google volunteers and a Google.org grant. As a result, 75% of these women have found employment in the tech industry.
More than 80,000 students across several cities and towns in India received a stronger foundation in computer science with our CS First curriculum.
In the U.S., Latinx+ students learned to code through a $5 million grant awarded to the YWCA, Hispanic Heritage Foundation, and UnidosUS.
3,000 students of color and low-income students joined STEM and computer science classes in the Bay Area through a $10 million commitment from our philanthropic arm, Google.org.
Underserved students from elementary school through high school receive computer science education through our programs like CodeNext and CS First.
70,000 Boys & Girls Club teens across 100 chapters in the U.S. gained essential digital skills through our free Applied Digital Skills program.
Chicago public schools, Chance the Rapper, and Google together committed $1.75 million to the CS4All Initiative and SocialWorks programs in order to bring computer science education to students.

We’re also looking beyond educational programs to focus on the entire ecosystem within local communities. As our offices expand to support our high growth, we see a broader opportunity and responsibility to address the inequities that keep underrepresented communities from accessing the opportunities of a new tech economy.
GOOGLE DIVERSITY ANNUAL REPORT 2020

Investing in the communities that Google calls home
We’ve already put this model to work with a pilot in Atlanta, Georgia, by working closely with many areas of the public sector to ensure we’re acting as good community partners. For example, we partnered with engaged community organizations to announce a $1 million Google.org Impact Challenge for Georgia nonprofits. We’re focused on training hundreds of Atlanta small businesses and job seekers through our Grow with Google partner program, which currently includes over 40 greater-Atlanta nonprofits. We’re also focused on training hundreds of Atlanta small businesses and job seekers using our free Grow with Google curriculum.
We’ve also invested in local digital coaches to provide access to tools, training, and resources to Black and Latinx small business owners to help grow their businesses online. Our digital coach based in Atlanta has reached 3,500+ Atlanta community members and hosted over 70 digital skills workshops. We’ve also provided space and resources for tech entrepreneurs to move their business forward through our Google for Startups office in Atlanta.
We are also engaging with communities outside of the U.S. For example, in India, Google.org is helping bridge the learning gap in the education sector through a grant of $11.4 million to six Indian non-profit organizations. These are Pratham Education, Pratham Books, Learning Equality, The Teachers App, Central Square Foundation, and Million Sparks Foundation. These grants focus on supporting educational development by giving students access to quality learning materials and providing learning aids for teachers.
Grow with Google in Europe, Middle East, and Africa partnered with Inspiring Girls and created their first female in tech video series for International Women’s Day. For International Day of the Girl Child, our London office hosted the Inspiring Girls Global Summit to announce their new video hub.
Our pilot strategies around the world in Atlanta, India, and London will serve as our blueprint for other communities in which we work. The lessons we learn will help us invest responsibly in the future of the cities and communities that Google calls home.
GOOGLE DIVERSITY ANNUAL REPORT 2020

3 Focusing on inclusion
GOOGLE DIVERSITY ANNUAL REPORT 2020 37

Focusing on inclusion helps build a sense of belonging
Building a culture of belonging empowers people to do their best work. Google is a company where people of different views, backgrounds and experiences can come together and show up for one another. Here are some ways that we’re doing just that.

Inclusion at Google
We are accelerating efforts to ensure every Googler—and in particular those from underrepresented groups—experience Google as an inclusive workplace.
The responsibility to prioritize inclusion at Google involves everyone. That’s why diversity, equity, and inclusion training is embedded throughout Google’s core learning and development opportunities. In particular, we invest in this training for all managers—including most importantly, those new to Google or to their role—because they have a direct impact on employee experiences. We’ve worked to design and scale innovative training programs—using experts both within and outside Google—to help managers make meaningful human connections across lines of difference and build a workplace where people have a sense of belonging.
The fact is, managers can often help interpret the internal data that informs our work. For example, we heard that Indigenous+ women reported lower experiences of inclusion compared to other communities at Google, so we hosted an Indigenous Women at Google Summit with the goal of building community. This was one of five Women of Color summits we hosted across the globe last year.
With a combined total of nearly 1,500 women of color from over 20 countries in attendance, these summits provided an opportunity for employees to learn more about our diversity strategy, connect with their communities, and directly engage with senior leadership. 95% of attendees said that they felt a stronger sense of community and 92% said they felt more included at Google after attending these summits.
We also use external indexes to measure progress towards inclusion and identify opportunities to enhance our efforts. For example, last year we participated in the Disability Equality Index which serves as a comprehensive benchmarking tool for disability inclusion. We were proud to earn a top score on this index and are committed to making every Googler feel welcome and included. Measuring inclusion is nuanced, and these are just a few of the tools that allow us to do our work.
GOOGLE DIVERSITY ANNUAL REPORT 2020 39

Expanding our demographic data
We’ve put a lot of thought into how we can be inclusive of more identities. For example, in our 2019 Diversity Annual Report, we shared data about employees who self-identified as having a disability, being non-binary, LGBQ+, Trans+, and/ or having a military background. We gathered the data as part of a global effort to give employees an opportunity to be heard and to expand our diversity, equity, and inclusion strategy in a data-driven way.
Over the past year, we have continued to collect demographic data that gives us a better picture of workforce representation. We’re pleased to report that the majority of employees in every region have voluntarily shared how they identify. This year, we will analyze demographic data alongside inclusion data to help us better understand how employees experience working at Google. As a result of this new data, Google has set company-wide goals to ensure each of our products is highly accessible and to continue our emphasis on disability inclusion in our workforce.
Of the 62% of global employees who have self-identified, we see that:
7.1%
self-identified as LGBQ+ and/or Trans+
6.1%
self-identified as having a disability
5.5% self-identified as being or having been members of the military
<1%
self-identified as non-binary
We’ll continue to improve our data collection so that we’ll have a fuller picture of our workforce next year.

GOOGLE DIVERSITY ANNUAL REPORT 2020

Our global work in diversity, equity, and inclusion
Google is committed to making diversity, equity, and inclusion part of everything we do—from how we build our products to how we build our offices. It’s part of how we show up in our communities as well. Google builds for everyone. Some products are accessible in more than 100 languages and are used by billions of people who come to Google for knowledge, information, inspiration and entertainment.

Employee Resource Groups at Google
With over 35,000 employees participating in 16 Employee Resource Groups (ERGs) across 52 countries, Google’s employee-led resource groups are instrumental in fostering inclusion and advocating on behalf of communities.
• Asian Google Network • Greyglers
• Black Googlers Network • Hispanic Googlers Network (HOLA)
• Google Africans@ • Indus Google Network
• Disability Alliance • Inter Belief Network
• Filipino Google Network • Iranian Googlers
• Gayglers • Mosaic
• Google American Indian Network • Trans at Google
• Google Veterans Network • Women@Google
GOOGLE DIVERSITY ANNUAL REPORT 2020

Global efforts
In addition to our ERGs, here are some other ways we’re scaling and bringing a diversity, equity, and inclusion lens to our work in communities around the world.
Global    Asia-Pacific
Global Disability    Bridging the Digital
Alliance Summit    Learning Gap
Last year, we held our first ever Global Disability    As part of our next billion users strategy, we’ve
Alliance ERG summit. This gathering was    launched several helpful products to build
an opportunity for employees from around the    solutions that work for all Indians. Powered
world to come together to collaborate and    by Google’s speech recognition and text-to-
discuss strategies for disability inclusion at work,    speech technology, Bolo, our reading-tutor app,
and improving accessibility in our products    aims to bridge the learning gap among primary
and workplace.    grade Indian children by helping them learn to
read. To date, Bolo has helped more than three
million people to read more than 16 million
stories on the app across 28,000 villages and
towns in India. Beyond India, Bolo is available
in more than 18 markets and in 9 languages
including English, Hindi, Marathi, Bengali, Urdu,
Tamil, Telugu, Portuguese, and Spanish.

Europe, Middle East, and Africa    Global
State of Black    Pride + Inclusion
Women EMEA    Conference
We brought together Black+ women from    In the spring, we brought over 60 LGBTQ+
Ireland, France, Belgium, Switzerland, Nigeria,    employees and allies across 26 countries and six
Kenya, South Africa, and the UK for the first    continents to Warsaw, Poland, for active learning
convening of Black+ women within this    and understanding of LGBTQ+ issues in Central
region. The focus of the summit was to share    and Eastern European regions, leadership
experiences, address the group’s unique    development, allyship, and community outreach.
opportunities and challenges, and support
personal and professional enrichment.
GOOGLE DIVERSITY ANNUAL REPORT 2020    45

Global    Europe, Middle East, Africa
and Asia-Pacific
Women Will
around the world    #ItsUpToMe
In 2019, Women Will trained 10.65 million women    We launched the “#ItsUpToMe” program in over
globally and we’ve officially extended our    30 offices in Europe, Middle East, and Africa
online and in-person trainings to a total of 44    (EMEA), Asia-Pacific (APAC), and parts of the
countries. In Japan, “Women Will for Startups”    Americas. The campaign energized leaders,
held the first-ever event at the newly launched    managers, and employees to take an allyship
Google for Startups Campus in Tokyo. In India,    role in their communities by understanding the
we announced the Internet Saathi expansion    experiences of different communities, modeling
to Punjab and Odisha expanding the coverage    inclusive behaviors, and sharing their personal
to 290,000 villages in 20 states, benefitting 30    commitment to improving diversity, equity, and
million women. In Latin America, 19,000 women    inclusion in the region. We’re excited to expand
across Argentina, Brazil, and Mexico have    this program across the regions in 2020.
been trained in digital and soft skills, helping
them create their own economic opportunities
through starting new businesses or getting
new jobs. In Belgium, over 1,200 women were
trained in the first ever Women Will Summit in
Brussels which included workshops, keynotes
and panel chats with female CEOs, founders,
and influencers.

Latin America    Global and North America
Project Next    Grow with Google
Brazil    in Spanish
We introduced a two-year internship    We launched Grow with Google in Spanish
program in Brazil that seeks to reflect our    with the aim of increasing access to jobs and
rich diversity of users and clients, increase    business training for Spanish speakers around
Black+ representation, and ensure long-term    the world. This means availability of
business sustainability. It’s the first time in    Grow with Google tools, training, and
Brazil we’ve launched an official program that    resources in Spanish, including free,
didn’t require spoken English as mandatory,    video-based digital skills curriculum through
which is significant given less than 1% of Black+    Applied Digital Skills, interactive assessments
Brazilians speak English. In its first cohort, we    for entry-level IT support jobs through the
had more than 4,000 applicants for 21 intern    IT Support Certificate, and minicourses on
positions, a number that far exceeded our initial    business and digital marketing skills through
expectations and allowed us to double the    the Primer app. Additionally, we partnered
number of intern positions offered.    with League of United Latin American Citizens
(LULAC), which will allow us to expand digital
skills training to Latinx+ communities in more
than 60 LULAC community technology centers
around the U.S.
GOOGLE DIVERSITY ANNUAL REPORT 2020    47

Stepping forward:
Building belonging
at Google
GOOGLE DIVERSITY ANNUAL REPORT 2020    49

Stepping forward: Building belonging at Google
Diversity, equity and inclusion are impossible without building a culture of belonging. When people feel like they belong somewhere, they want to stay there, grow there, and find more people like them to work there. This virtuous circle of belonging is essential to expanding the reach and impact of our work going forward.

Belonging happens when we can all recognize, celebrate and value our differences as a group so that our collective ‘we’ expands to include all people of all identities.
In 2020 and beyond, we’re committed to building a culture of belonging at Google through focused intention, through deep listening to the experience of our colleagues, through education on the principles of belonging, through programs to deliberately implement those principles, and most importantly, through fostering a collective accountability for building belonging here.
We will also continue to address head-on the unforeseen challenges that threaten our efforts to cultivate this culture. Most notably, the global COVID-19 pandemic is pushing us to find new ways to use technology to keep Googlers connected to each other, to our communities, and to the world. We are also supporting Googlers as they navigate major life disruptions related to the pandemic, including expanded caregiving and/or education responsibilities, by ensuring they have the flexibility to balance work with caring for themselves and their families. We recognize that many of the communities we serve in our diversity work are also disproportionately impacted by these events. We continue to support Googlers who are facing uncertainty, health concerns, or who may be targets of discrimination. As we continue through this uncertain time, diversity and inclusion will remain a crucial priority for us in meeting the needs of our employees, their families, and our communities.
By building a workforce that is more representative of our users and a workplace that creates a sense of belonging for everyone, we hope that ultimately all employees, from all groups, will genuinely feel like they belong at Google.
GOOGLE DIVERSITY ANNUAL REPORT 2020 51

Google hiring data * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards
52 GOOGLE DIVERSITY ANNUAL REPORT 2020

* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.
53 GOOGLE DIVERSITY ANNUAL REPORT 2020

Google intersectional hiring data * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards
54 GOOGLE DIVERSITY ANNUAL REPORT 2020

* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.
55 GOOGLE DIVERSITY ANNUAL REPORT 2020

Google attrition index * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards
* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.
56 GOOGLE DIVERSITY ANNUAL REPORT 2020

Google intersectional attrition index * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards
* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.
57 GOOGLE DIVERSITY ANNUAL REPORT 2020

Google workforce representation * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards
58 GOOGLE DIVERSITY ANNUAL REPORT 2020

* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.
59 GOOGLE DIVERSITY ANNUAL REPORT 2020

Google intersectional workforce representation * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards
60 GOOGLE DIVERSITY ANNUAL REPORT 2020

* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.
61 GOOGLE DIVERSITY ANNUAL REPORT 2020

Google